Exhibit 10.50

Amended as of February 24, 2017

BY HAND
Michael Goss

Dear Mike:

I am pleased to offer you the position of EVP and Chief Financial Officer reporting to the Chief Executive Officer, beginning March 28, 2016.

The significant components of the offer are described below:

Your annual salary will be seven hundred and fifty thousand dollars ($750,000) payable semi-monthly on the 15th and last day of each calendar month or the preceding business day if either pay day falls on a holiday or a weekend. As an exempt employee, you will not be eligible for overtime compensation.

You will have a target bonus of seven hundred and fifty thousand dollars ($750,000). The actual amount of your bonus will be determined based on worldwide company profitability and your own performance with the maximum payout being 200% of target. Your bonus will be provided to you at the same time all other Executives receive their annual bonus. You will receive your bonus in the form of a grant of Restricted Stock Units that vest over a three year period (one-third each year with the first vest occurring in March, 2018) pursuant to the terms of the award agreement and the Restricted Stock Unit Plan. Because you are receiving your full bonus in the form of equity grants, your award agreements shall provide that your equity grants will continue to vest even if you terminate employment for any reason other than a termination for Cause notwithstanding any provision to the contrary in the Restricted Stock Unit Plan. Your 2016 bonus target will not be prorated. This award is in lieu of a cash bonus.

You will also be eligible to participate in our long-term incentive program. On an annual basis each February, the Board determines the form of long-term incentives and approves the value of long-term incentives granted to employees. Your annual long-term incentive target is seven hundred and fifty thousand dollars ($750,000). Upon commencement of employment, you will be granted your full award for 2016 which will be in the form of performance based restricted stock units (Performance Share Units) with a three year cliff vest. You will be eligible for further annual long term incentive awards beginning in February 2017 at the same time all Executive Officers receive their annual grant.

As an Executive Officer, a stockholdings requirement (fixed number of shares) will be determined by the Board of Directors based on your position and equity opportunity. For any equity grants awarded upon or after your commencement of employment, 50% of the net shares that vest need to be held until you achieve the target ownership requirement.

You will be allowed to maintain your position on certain outside boards in accordance with our Corporate Governance Guidelines.

You will be eligible for twenty (20) vacation days annually, prorated to reflect your start date. You will also be eligible for an additional week of paid holiday time, to be taken during the December holiday week. Additionally, you will be eligible for four (4) Summer Fridays to be taken between July 1st and August 31st.

You will be eligible to participate in Sotheby’s health and welfare benefits when you commence employment. You also will be eligible to participate in the 401(k) Retirement Savings Plan and Deferred Compensation Plan (“DC Plan”) as of the first day of the month following the completion of three full calendar months of service.

Finally, you will also be covered under Sotheby’s Executive Severance Plan (“ESP”). The ESP provides you with severance benefits in the event that you are terminated without Cause either in connection with a change in control or outside of a change in control context. You will be required to sign a letter agreeing to the terms of the ESP which contain certain non-competition, non-solicitation and other obligations as a condition of participation. The letter agreement and ESP are included with this offer letter.

Sotheby’s offer of employment is based on your assurances to us that, by accepting employment with Sotheby’s, and by performing your obligations as a Sotheby’s employee, you will not be violating any agreements and/or duties, whether written or oral, with any other person, company or organization. In particular, you represent and acknowledge that:

(i)
You have not taken and will not take or retain any documents or other property belonging to a previous employer or other organization or entity except to the extent you are legally permitted to take or retain such documents or property;

(ii)	You have faithfully performed and will continue to perform all legal and ethical duties to any organization or entity with which you have such an obligation until that arrangement expires;

(iii)
You will not use or disclose any trade secrets or confidential information belonging to any other organization or entity that has entrusted you with such information, even after your relationship with that organization ends.

Please note that this offer is contingent upon:

(1)	Your eligibility to work in the United States,

(2)	The terms and conditions indicated in the “Request, Authorization, Consent and Release” form you will sign and subsequent receipt by Sotheby’s of information that is deemed to be satisfactory,

(3)	Your signing Sotheby’s New Employee Confidentiality Agreement.

This letter agreement amends and supersedes your prior employment letter agreement dated March 1, 2016.

Please note that your employment with Sotheby’s or its affiliated entity is at will. This means that the Company has the right to terminate your employment at any time just as you have the right to terminate your employment with Sotheby’s at any time with or without cause. Neither this letter nor any other Company document create any contractual right, either expressed or implied, for you to remain in Sotheby’s employment for any specific amount of time. Both you and the Company will be bound by the provisions in the ESP, but these obligations do not otherwise change the at will nature of your employment.

* * * * * * * * * * * * * * * * *

Please confirm your acceptance of this offer, subject to all other terms and conditions set forth in this letter, by signing below and returning to me within one week.

We are all excited about you joining our team at Sotheby’s and look forward to working with you.

Sincerely,
/s/ Lisa Nadler
Lisa Nadler
EVP, Chief Human Resources Officer

I accept and agree to the terms stated above regarding my employment at Sotheby’s. I also acknowledge that I have received confirmation of my rate of pay and the regular pay days at the time I was hired by Sotheby’s.

/s/ Michael Goss	February 24, 2017
Michael Goss	Date

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